Exhibit 10.2
AMENDMENT NO. 5 TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
     This AMENDMENT NO. 5 TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is dated as of November 10, 2006, and is by and among LASALLE BANK NATIONAL ASSOCIATION, for itself as a lender, and as Agent (“Agent”) for the lenders (“Lenders”) from time to time party to the Amended and Restated Loan Agreement (as defined below) and APAC CUSTOMER SERVICES, INC., an Illinois corporation (“Borrower”).
Preliminary Statements
     Agent and Borrower are party to that certain Amended and Restated Loan and Security Agreement dated as of October 31, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Amended and Restated Loan Agreement”). Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Amended and Restated Loan Agreement.
     Borrower has requested, among other things, that Agent and the sole existing Lender amend the Amended and Restated Loan Agreement to (i) increase, for a limited period as specified herein, the amount of the Maximum Revolving Loan Limit from $27,500,000 to $30,000,000 and (ii) modify certain other provisions thereof, as specified herein, and Agent and the sole existing Lender are willing to do so on the terms and subject to the conditions set forth herein.
     Borrower has advised Agent and the sole existing Lender that Borrower desires to make an investment in the capital stock of APacific Customer Services Phils., Inc., a corporation organized under the laws of the Philippines (“APAC Philippines”), in an amount not to exceed $25,000 (the “Start Up Capitalization”) .
     NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Consent. In reliance on the representations and warranties set forth in Section 3 below and subject to the satisfaction of the conditions set forth in Section 4 below, Agent and the sole existing Lender hereby consent to the consummation of the Start Up Capitalization in APAC Philippines. Except as expressly set forth in this Amendment, the foregoing consent shall not constitute (x) a modification or alteration of the terms, conditions or covenants of the Amended and Restated Loan Agreement or any of the Other Agreements or (y) a waiver, release or limitation upon exercise by Agent or any Lender of its rights, legal or equitable, except as to the matters to which it expressly consents in this Amendment.

     2. Amendments to Amended and Restated Loan Agreement. In reliance on the representations and warranties set forth in Section 3 below and subject to the satisfaction of the conditions set forth in Section 4 below, the Amended and Restated Loan Agreement is hereby amended as follows:
     (a) The Schedules to the Amended and Restated Loan Agreement are hereby amended and restated as of the date hereof as attached hereto as Attachment 1.
     (b) Exhibit A to the Amended and Restated Loan Agreement is hereby amended and restated as of the date hereof as attached hereto as Attachment 2.
     (c) Section 1 of the Amended and Restated Loan Agreement is hereby amended to add the following defined terms thereto:
     "Amendment No. 5 Closing Date” shall mean November 10, 2006.
     (d) Subsection 2(a) of the Amended and Restated Loan Agreement is hereby amended (i) by deleting the reference therein to “$7,000,000”, and by inserting in lieu thereof a reference to “$7,000,000, decreasing to $3,300,000 on the Amendment No. 5 Closing Date, and increasing to $7,300,000 immediately upon completion of Borrower’s Fiscal Year ending on or about December 31, 2006” and (ii) by deleting the reference therein to “Twenty-Seven Million Five Hundred Thousand and No/100 Dollars ($27,500,000)” and by inserting in lieu there of a reference to “Twenty-Seven Million Five Hundred Thousand and No/100 Dollars ($27,500,000), increasing to Thirty Million and No/100 Dollars ($30,000,000) on the Amendment No. 5 Closing Date, and decreasing to Twenty-Seven Million Five Hundred Thousand and No/100 Dollars ($27,500,000) immediately upon completion of Borrower’s Fiscal Year ending on or about December 31, 2006” In furtherance of the foregoing, LaSalle hereby agrees that on the Amendment No. 5 Closing Date, LaSalle’s Revolving Loan Commitment shall increase from $27,500,000 to $30,000,000, with such Revolving Loan Commitment decreasing to $27,500,000 immediately upon completion of Borrower’s Fiscal Year ending on or about December 31, 2006 (subject to further modifications pursuant to any Assignment and Acceptances, if any, entered into by LaSalle following the Amendment No. 5 Closing Date).
     (e) The first sentence of Section 9(c) of the Amended and Restated Loan Agreement is hereby amended and restated in its entirety as follows:
     “Borrower shall deliver to Agent the following financial information, all of which shall be prepared in accordance with generally accepted accounting principles consistently applied: (i) no later than thirty (30) days after each fiscal month (excluding any fiscal month that ends a fiscal quarter), copies of internally prepared financial statements, including, without limitation, balance sheets and statements of income, retained earnings and cash flow of Borrower, certified by the Chief Financial Officer of Borrower, in each case subject to year-end adjustments and the absence of footnotes, (ii) no later than forty-five (45) days after each fiscal quarter, copies of internally prepared financial statements, including, without limitation, balance sheets and statements of income, retained earnings and cash flow of Borrower, certified by the Chief Financial Officer of Borrower, in each case subject to year-end adjustments and the absence of footnotes, together with a compliance certificate in the form of Exhibit B hereto, which compliance certificate shall include a calculation of all financial covenants contained in this Agreement which are to be complied with as of the last day of the applicable period covered by the applicable financial statements and (iii) no later than seventy-five (75) days after the end of each of Borrower’s Fiscal Years, audited annual financial statements with an unqualified opinion by Ernst & Young or another independent certified public accountants selected by Borrower and reasonably satisfactory to Agent, which financial statements shall be accompanied by copies of any management letters sent to the Borrower by such accountants.”
     (f) The last two sentences of Section 10 of the Amended and Restated Loan Agreement are hereby amended and restated in their entirety as follows:
     “If, during the term of this Agreement, Borrower reduces the Revolving Loan Commitments of all Lenders to zero in accordance with Section 2(d) hereof and, as a result thereof, this Agreement is terminated, Borrower agrees to pay to Agent, for the benefit of Lenders, as a prepayment fee, in addition to the payment of all other Liabilities, an amount equal to (i) the sum of (a) two percent (2%) of the Maximum Revolving Loan Limit then in effect plus (b) $25,000 if such prepayment occurs two (2) years or more prior to the end of the Original Term, (ii) the sum of (a) one and one-half percent (1.50%) of the Maximum Revolving Loan Limit then in effect plus (b) $25,000 if such prepayment occurs less than two (2) years, but at least one (1) year prior to the end of the Original Term, or (iii) the sum of (a) one half of one percent (0.50%) of the Maximum Revolving Loan Limit then in effect plus (b) $25,000 if such prepayment occurs less than one (1) year prior to the end of the Original Term. Notwithstanding the foregoing, (a) Borrower shall not be obligated to pay such prepayment fee if the Revolving Loans are refinanced in connection with a refinancing by LaSalle or an affiliate of LaSalle and (b) if Borrower refinances the Revolving Loans with a lender that is not LaSalle or an affiliate of LaSalle on a date that is less than two (2) years, but at least one (1) year prior to the end of the Original Term, for the sole reason that Agent has refused a written request from Borrower to reduce or eliminate the Special Litigation Reserve (which written request shall be accompanied by an executed proposal letter to refinance the Revolving Loans, which proposal letter reflects the elimination or reduction of the Special Litigation Reserve), then such prepayment fee shall be the sum of (a) one half of one percent (0.50%) of the Maximum Revolving Loan Limit then in effect plus (b) $25,000.”
     (g) Subsection 13(b) of the Amended and Restated Loan Agreement is hereby amended by amending and restating clause (iv) thereof as follows: “(iv) incur purchase money indebtedness or capitalized lease obligations, which indebtedness or capitalized lease obligations shall, in each instance unless otherwise waived by Agent in its sole discretion, be subject to access and use agreements in form and content acceptable to Agent in is sole discretion (it being understood and agreed that Borrower shall be required only to use good faith efforts to arrange for any such agreements with respect to any such indebtedness or capitalized lease obligations in effect as of the Amendment No. 5 Closing Date);”
     (h) Section 13(d) of the Amended and Restated Loan Agreement is hereby amended by amending and restating clause (v) thereof as follows: “(v) purchase, redeem or retire, or enter into any transaction to purchase, redeem or retire, any shares of any class of its stock or any other of its outstanding equity interests.”
     3. Representations and Warranties. To induce Agent and the sole existing Lender to execute and deliver this Amendment, and to make the loans contemplated hereby, Borrower hereby represents and warrants to Agent and Lenders as follows:
     (a) The execution, delivery and performance by Borrower of this Amendment are within the organizational power of Borrower, have been duly authorized by all necessary action, have received all necessary governmental approval (if any shall be required), other than approvals which could not reasonably be expected to have a Material Adverse Effect on Borrower, and do not and will not contravene or conflict with any provision of law applicable to Borrower, the articles of incorporation, by-laws or any other organizational document of Borrower, any order, judgment or decree of any court or governmental agency, or any agreement, instrument or document binding upon Borrower or any property of Borrower, in each case, which contravention or conflict could reasonably be expected to have a Material Adverse Effect on Borrower;
     (b) Each of the Amended and Restated Loan Agreement, as amended by this Amendment, and the Other Agreements to which Borrower is a party are the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency or other laws related to enforcement of creditor’s rights generally and general principles of equity related to enforcement;
     (c) After giving effect to the amendments set forth herein, no Event of Default or event or condition which upon notice, lapse of time or both would constitute an Event of Default has occurred and is continuing; and
     (d) After giving effect to the amendments set forth herein, the representations and warranties of the Borrower contained in the Amended and Restated Loan Agreement and the Other Agreements are true and accurate as of the date hereof with the same force and effect as if such had been made on and as of the date hereof, except for those specific to a past date (which shall be true and correct as of such past date).
     4. Conditions to Effectiveness. The effectiveness of this Amendment is subject to the prior or concurrent consummation of each of the following conditions:

     (a) Agent shall have received a fully executed copy of this Amendment, together with each of the additional documents, instruments and agreements listed on the Closing Checklist attached hereto as Exhibit A, each in form and substance acceptable to Agent, together with such other documents, agreements and instruments as Agent may require or reasonably request;
     (b) Agent shall have received (i) a projected monthly cash flow analysis of Borrower and its Subsidiaries through December 31, 2007, (ii) an analysis of projected financial covenant compliance (after giving effect to the financial covenants set forth herein), (iii) a forecast of cash and non-cash restructuring expenditures through December 31, 2007 and (iv) quarterly projections of Capital Expenditures by Borrower and its Subsidiaries through December 31, 2007 on a country-by-country basis, all such analyses, forecasts and projections to be in form and content satisfactory to Agent;
     (c) All proceedings taken in connection with this Amendment and all documents, instruments and other legal matters incident thereto shall be satisfactory to Agent and its legal counsel such acceptance to be evidenced by Agent’s execution hereof; and
     (d) no Default or Event of Default shall have occurred and be continuing or shall be caused by the transactions contemplated by this Amendment.
     5. Miscellaneous.
     (a) No Novation. This Amendment is not intended to nor shall be construed to create a novation or accord and satisfaction with respect to any of the Liabilities.
     (b) Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
     (c) Ratification. Except as expressly waived and modified hereby, the Amended and Restated Loan Agreement and the Other Agreements each hereby are ratified and confirmed by the parties hereto and remain in full force and effect in accordance with the respective terms thereof. Agent and Lenders willingness to provide the waivers herein and agree to the amendments herein shall not be deemed to indicate or require Agent’s or Lenders’ willingness to agree to any deviation from the terms of the Amended and Restated Loan Agreement (as modified hereby) in the future.
     (d) Choice of Law. This Amendment shall be governed and controlled by the laws of the State of Illinois as to interpretation, enforcement, validity, construction, effect and in all other respects.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

LASALLE BANK NATIONAL ASSOCIATION, as Agent and the sole existing Lender
By	/s/ Andrew J. Heinz
Its	First Vice President

APAC CUSTOMER SERVICES, INC., as Borrower
By	/s/ Robert J. Keller
Its	President and C.E.O.